UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Ascent Media Corporation

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ASCENT MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5622

Dear Stockholder:	May 2, 2011

The 2011 annual meeting of stockholders of Ascent Media Corporation will be held at 10:00 a.m., local time, on July 11, 2011, at the Marriott Denver South at Park Meadows, located at 10345 Park Meadows Drive, Littleton, Colorado 80124, Tel. No. (303) 925-0004.

At the annual meeting, you will be asked to consider and vote on the re-election of two of our directors and the ratification of our auditors. You will also be asked to consider and vote, on an advisory basis, on the approval of our executive compensation and on the frequency at which future executive compensation votes will be held. Each of the matters to be considered at the annual meeting is described in greater detail in the accompanying proxy statement.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the accompanying proxy statement and then vote via the Internet or telephone as promptly as possible. Alternatively, request a paper proxy card to complete, sign and return by mail. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. It will not, however, prevent you from later revoking your proxy or changing your vote.

I am pleased to inform you that, in recognition of our recent transformational transactions, we intend to change our company name to “Ascent Capital Group, Inc.” This change is expected to occur prior to the holding of our annual meeting. Thank you for your continued support and interest in our company.

Very truly yours,

William R. Fitzgerald
Chairman, President and Chief Executive Officer

The Notice of Internet Availability of Proxy Materials is first being mailed on or about May 20, 2011, and the proxy materials relating to the annual meeting will first be made available on or about the same date.

ASCENT MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5622

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on July 11, 2011

NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Ascent Media Corporation to be held at 10:00 a.m., local time, on July 11, 2011, at the Marriott Denver South at Park Meadows, located at 10345 Park Meadows Drive, Littleton, Colorado 80124, Tel. No. (303) 925-0004, to consider and vote on the following:

1. A proposal to re-elect William R. Fitzgerald and Michael J. Pohl to serve as the Class III members of our board of directors for a three year term (the election of directors proposal);

2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011 (the auditor ratification proposal);

3. A proposal to approve, on an advisory basis, the compensation of our “named executive officers” (as defined herein) (the say-on-pay proposal); and

4. A proposal to approve, on an advisory basis, the frequency at which future executive compensation votes will be held (the say-on-frequency proposal).

We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting. You may also be asked to consider and vote on any other business properly brought before the annual meeting.

Holders of record of our Series A common stock, par value $.01 per share, and Series B common stock, par value $.01 per share, outstanding as of 5:00 p.m., New York City time, on May 13, 2011, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment thereof. Holders of Series A common stock and Series B common stock will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices for review by our stockholders, for any purpose germane to the annual meeting, for at least 10 days prior to the annual meeting.

The following stockholder approvals are required with respect to the matters described above:

•	The election of directors requires the affirmative vote of a plurality of the votes cast for the election of directors by the holders of shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class. This means that Mr. Fitzgerald and Mr. Pohl will be elected if they receive more affirmative votes than any other persons.

•	Approval of the auditor ratification proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

•	Approval of the say-on-pay proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

The say-on-frequency proposal provides for stockholders to vote for one of three potential frequencies (every one year, two years or three years) for future executive compensation votes. Stockholders also have the option to abstain from such vote if they do not wish to express a preference. If one of such frequencies receives the affirmative vote of a majority of the votes cast on the say-on-frequency proposal by the holders of shares of our common stock that are present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by our board of directors for future executive compensation votes.

Our board of directors has carefully considered and approved each of the proposals described above and recommends that you vote FOR the election of each director nominee and FOR the auditor ratification proposal and the say-on-pay proposal. Our board of directors also recommends that you vote FOR the three year frequency option with respect to the say-on-frequency proposal.

YOUR VOTE IS IMPORTANT. We urge you to vote as soon as possible by telephone, Internet or mail.

By order of the board of directors,
William E. Niles
Executive Vice President,
General Counsel and Secretary

Englewood, Colorado

May 2, 2011

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE BY TELEPHONE OR INTERNET. ALTERNATIVELY, REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL.

ASCENT MEDIA CORPORATION
a Delaware corporation

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5622

PROXY STATEMENT
For Annual Meeting of Stockholders

We are furnishing this proxy statement in connection with our board of directors’ solicitation of proxies for use at our 2011 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, at the Marriott Denver South at Park Meadows, located at 10345 Park Meadows Drive, Littleton, Colorado 80124, Tel. No. (303) 925-0004, on July 11, 2011, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A common stock, par value $0.01 per share, and Series B common stock, par value $0.01 per share.

ANNUAL MEETING; PROXIES

Notice and Access of Proxy Materials

We have elected, in accordance with the Securities and Exchange Commission’s “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders and to post our proxy statement and our annual report to our stockholders (collectively, the proxy materials) electronically. The Notice was first mailed to our stockholders on or about May 20, 2011. The proxy materials are first being made available to our stockholders on or about the same date.

The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet or by telephone. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.

Electronic Delivery

Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/us/ecomms. You may also sign up for electronic delivery when you vote by Internet at www.envisionreports.com/ASCMA, by following the prompts. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. You may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 800-730-4001 (outside the United States 781-575-2879). Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

Time, Place and Date

The annual meeting of the stockholders is to be held at 10:00 a.m., local time, on July 11, 2011, at the Marriott Denver South at Park Meadows, located at 10345 Park Meadows Drive, Littleton, Colorado 80124, Tel. No. (303) 925-0004.

Purpose

At the annual meeting, you will be asked to consider and vote on each of the following:

•	the election of two directors to serve as members of our board of directors for a three year term; two of our current directors, William R. Fitzgerald and Michael J. Pohl, have been nominated by our board of directors for re-election and will be elected if they receive a plurality of the votes cast in the election of directors;

•	the auditor ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011;

•	the say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers, as described herein; and

•	the say-on-frequency proposal, to approve, on an advisory basis, the frequency at which future executive compensation votes will be held.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting. However, we are not currently aware of any such additional business.

Quorum

In order to carry on the business of the annual meeting, at least a majority of the aggregate voting power represented by the outstanding shares of our Series A common stock and Series B common stock, as of the record date, must be present at the annual meeting, either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on one or more of the proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (which we refer to as broker non-votes) nevertheless will be treated as present for purposes of determining the presence of a quorum.

Who May Vote; Record Date

Holders of our Series A common stock and Series B common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on May 13, 2011 (which is the record date for the annual meeting), may vote at the annual meeting or at any adjournment or postponement thereof.

Votes Required

The following stockholder approvals are required with respect to proposals described above:

•	The election of directors requires the affirmative vote of a plurality of the votes cast for the election of directors by the holders of shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class. This means that Mr. Fitzgerald and Mr. Pohl will be elected if they receive more affirmative votes than any other persons.

•	Approval of the auditor ratification proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

•	Approval of the say-on-pay proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

The say-on-frequency proposal provides for stockholders to vote for one of three potential frequencies (every one year, two years or three years) for future executive compensation votes. Stockholders also have the option to abstain from such vote if they do not wish to express a preference. If one of such frequencies receives the affirmative vote of a majority of the votes cast on the say-on-frequency proposal by the holders of shares of our common stock that are present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by our board of directors for future executive compensation votes.

Votes You Have

At the annual meeting, holders of Series A common stock will have one vote per share for each share of Series A common stock that our records show they owned on the record date, and holders of Series B common stock will have ten votes per share for each share of Series B common stock that our records show they owned on the record date. Holders of all series of our common stock will vote together as a single class.

Shares Outstanding

As of the record date, we expect there to be approximately 13,688,000 shares of our Series A common stock and 732,000 shares of our Series B common stock outstanding.

Number of Holders

As of the record date, we expect there to be 1,179 and 65 record holders of Series A common stock and Series B common stock, respectively.

Voting Procedures for Record Holders

Holders of record of our common stock as of the record date may vote in person at the annual meeting. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card, or by voting by telephone or over the Internet. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described below and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting. Specific voting instructions are set forth in this proxy statement and on both the Notice and proxy card.

If a proxy is properly executed and submitted by a record holder without indicating any voting instructions, the shares represented by the proxy will be voted FOR the election of Mr. Fitzgerald and Mr. Pohl as directors, will be voted FOR the approval of each of the auditor ratification proposal and the say-on-pay proposal and will be voted FOR the three year frequency option with respect to the say-on-frequency proposal.

If you submit a proxy card on which you indicate that you abstain from voting, it will have no effect on the election of directors proposal and the say-on-frequency proposal but will have the same effect as a vote AGAINST each of the other proposals.

If you fail to respond with a vote, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (assuming a quorum is present).

Voting Procedures for Shares Held in Street Name

General.  If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of our common stock or when granting or revoking a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, the election of directors proposal, the say-on-pay proposal and the say-on-frequency proposal. Accordingly, to ensure your shares held in street name are voted on those matters, we encourage you to provide specific voting instructions to your broker, bank or other nominee promptly.

Effect of Broker Non-Votes.  Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.

Revoking a Proxy

Before the start of the annual meeting, you may change your vote, by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Ascent Media Corporation, c/o Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021. Any proxy revocation or new proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the same method) not later than 1:00 a.m., Central time, on July 11, 2011.

Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you. Please be sure to request a ballot at the annual meeting if you have not voted or wish to change your vote.

If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Solicitation of Proxies

The proxy for the annual meeting is being solicited on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Recommendation of Our Board of Directors

Our board of directors has carefully considered and approved the election of directors proposal, the auditor ratification proposal, and the say-on-pay proposal and recommends that you vote FOR the election of Mr. Fitzgerald and Mr. Pohl to new three-year terms and that you vote FOR each of the auditor ratification proposal and the say-on-pay proposal. Our board of directors has also carefully considered and approved the say-on-frequency proposal and recommends that you vote FOR the three year frequency option.

Other Matters to Be Voted on at the Annual Meeting

Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise in your proxy. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than five percent of the outstanding shares of any series of our common stock. All of such information is based on publicly available filings.

The security ownership information is given as of March 31, 2011, and, in the case of percentage ownership information, is based upon 13,744,678 shares of our Series A common stock and 731,852 shares of our Series B common stock, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address	Title of	Amount and Nature of		Percent of	Voting
of Beneficial Owner	Class	Beneficial Ownership		Class	Power

Robert R. Bennett	Series A	17,980	(1)(2)(3)	*	3.70%
c/o Liberty Media Corporation	Series B	76,212	(1)(2)	10.41%
12300 Liberty Boulevard
Englewood, CO 80112
BlackRock, Inc.	Series A	837,386	(4)	6.09%	3.98%
40 East 52nd Street
New York, NY 10022
Mario J. Gabelli	Series A	1,331,356	(5)	9.69%	6.32%
c/o GAMCO Investors, Inc.
One Corporate Center
Rye, NY 10580
T. Rowe Price Associates, Inc.	Series A	873,977	(6)	6.36%	4.15%
100 E. Pratt Street
Baltimore, MD 21202
Wallace R. Weitz & Company	Series A	679,000	(7)	4.94%	3.22%
1125 South 103rd Street, Ste. 200
Omaha, NE 68124

*	Less than one percent.

(1)	Based upon the Schedule 13D filed on February 22, 2010 by Robert R. Bennett, which states that Mr. Bennett has sole voting power and sole dispositive power over 17,980 shares of Series A common stock and 76,212 shares of Series B common stock.

(2)	Includes 12,472 shares of Series A Common Stock and 76,210 shares of Series B common stock jointly held by Mr. Bennett and his wife, Deborah Bennett. Also includes 5,491 shares of Series A Common Stock and 2 shares of Series B Common Stock owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife, Deborah Bennett.

(3)	Does not include beneficial ownership of shares of our Series A common stock issuable upon exercise of conversion rights relating to shares of our Series B common stock held by Mr. Bennett.

(4)	Based upon Amendment No. 1 to Schedule 13G filed on February 2, 2011 by BlackRock, Inc., which states that BlackRock, Inc., a parent holding company, has sole voting power and sole dispositive power over 837,386 shares. All shares covered by the Schedule 13G are held by subsidiaries of BlackRock, Inc.

(5)	Based upon Amendment No. 10 to Schedule 13D filed on October 4, 2010 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., Teton Advisors, Inc., Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli (whom we collectively refer to as the Gabelli Reporting Persons). In addition to shares of our Series A common stock held directly by Mr. Gabelli, Mr. Gabelli is deemed to have beneficial ownership of those shares of our common stock held by the other Gabelli Reporting Persons. The Schedule 13D states that Mr. Gabelli has sole voting power and sole dispositive power over 1,300 shares.

(6)	Based upon Amendment No. 2 to Schedule 13G filed on February 12, 2010 by T. Rowe Price Associates, Inc. (T. Rowe Price), an investment advisor, which states that T. Rowe Price has sole voting power over 241,429 shares and sole dispositive power over 873,977 shares. T. Rowe Price is deemed the beneficial owner of such shares as a result of acting as an investment advisor.

(7)	Based upon Schedule 13G filed on January 28, 2011 by Wallace R. Weitz & Company (Weitz & Co.) and Wallace R. Weitz. Weitz & Co. has sole voting power and sole dispositive power over 679,000 shares, and is deemed the beneficial owner of such shares as a result of acting as an investment advisor. We are including Weitz & Co. in this table based upon its January 28, 2011 filing, in which Weitz & Co. represented itself as owning 5.0% of our company’s Series A common stock, despite the fact that current calculations show an ownership level slightly below the 5.0% threshold.

Security Ownership of Management

The following table sets forth information with respect to the ownership by each of our directors, each of our named executive officers (as defined below) and by all of our directors and executive officers as a group (including our two newest executive officers who were elected to office in April 2011), of shares of our Series A common stock and Series B common stock. The security ownership information is given as of March 31, 2011, and, in the case of percentage ownership information, is based upon 13,744,678 shares of Series A common stock and 731,852 shares of Series B common stock, in each case, outstanding on that date. Such outstanding share amounts do not include shares of our common stock that may be issued upon the exercise of stock options, including stock options disclosed in the table below. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

Shares of restricted stock that have been granted pursuant to our equity incentive plans are included in the outstanding share numbers provided throughout this proxy statement. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that, as of March 31, 2011, were exercisable or convertible on such date or within 60 days thereafter, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, any beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

	Title of	Amount and Nature of		Percent of	Voting
Name of Beneficial Owner	Class	Beneficial Ownership		Class	Power

William R. Fitzgerald	Series A	295,725	(1)(2)	2.12%	*
Chairman of the Board and	Series B	—		—
Chief Executive Officer
Philip J. Holthouse	Series A	18,548	(1)(2)(3)	*	*
Director	Series B	—		—
John C. Malone	Series A	150,617	(4)(5)(6)	1.10%
Director	Series B	618,525	(4)(5)	84.52%	30.08%
Brian C. Mulligan	Series A	18,528	(1)(2)	*	*
Director	Series B	—		—
William E. Niles	Series A	49,690	(1)(2)	*	*
Executive Vice President,	Series B	—		—
General Counsel and Secretary
John A. Orr	Series A	91,814	(1)(2)	*	*
Senior Vice President	Series B	—		—
George C. Platisa	Series A	17,320	(2)	*	*
Executive Vice President and	Series B	—		—
Chief Financial Officer
Michael J. Pohl	Series A	18,528	(1)(2)	*	*
Director	Series B	—		—
Jose A. Royo(7)	Series A	45,006	(2)	*	*
President, Chief Operating Officer and	Series B	—		—
Director
Carl E. Vogel	Series A	6,035	(1)	*	*
Director	Series B	—		—
All directors and executive officers as a group (12 persons)	Series A	719,354	(1)(2)(3)	5.11%	32.26%
			(4)(5)(6)(8)
	Series B	618,525	(4)(5)	84.52%

*	Less than one percent

(1) Includes, as applicable, the following restricted shares of our Series A common stock which remain subject to vesting as of March 31, 2011:

Name	Restricted Shares

William R. Fitzgerald	72,091
Philip J. Holthouse	3,544
Brian C. Mulligan	3,544
William E. Niles	31,783
John A. Orr	12,955
Michael J. Pohl	3,544
Carl E. Vogel	3,367

(2) Includes, as applicable, beneficial ownership of the following shares of our Series A common stock that may be acquired upon exercise of stock options that are exercisable within 60 days of March 31, 2011:

Name	Option Shares

William R. Fitzgerald	173,526
Philip J. Holthouse	11,030
Brian C. Mulligan	11,030
William E. Niles	15,547
John A. Orr	60,896
George C. Platisa	15,547
Michael J. Pohl	11,030
Jose A. Royo	41,460

(3) Includes 20 shares of our Series A common stock owned by Mr. Holthouse jointly with his wife.

(4) Includes 26,833 shares of our Series A common stock and 17,046 shares of our Series B common stock held by Mr. Malone’s wife, Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(5) Includes 16 and 55,317 shares of our Series A common stock held by two trusts with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust. Also includes 2,570 shares of our Series A common stock and 9,178 shares of our Series B common stock held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts but has disclaimed beneficial ownership of the shares held by the trusts for the benefit of his children.

(6) Includes 1 share of our Series A common stock held by an IRA account.

(7) Mr. Royo served as our President, Chief Operating Officer and director until his passing on May 18, 2010.

(8) Includes 7,543 shares of restricted stock held by our newly elected executive officers, Michael R. Haislip and Michael R. Meyers. See “Management — Executive Officers” below.

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our company is governed by a board of directors. Pursuant to our bylaws, the size of our Board shall be not less than three nor more than nine members, with the exact number of directors fixed from time to time by resolution adopted by the affirmative vote of at least 75% of the directors then in office. The number of directors constituting our whole Board is currently fixed at seven. As a result of the passing of Mr. Jose A. Royo on May 18, 2010, there are currently six directors on our Board. Our board of directors may appoint a director to fill the vacancy created by Mr. Royo’s passing, but it has not yet done so.

Our board of directors is divided into three classes. Our current Class III director, whose term will expire at the annual meeting, is William R. Fitzgerald. Mr. Royo was also a Class III director. Our charter states that the members of our board of directors should be divided into three classes, with the directors split among such classes as evenly as possible. Since Mr. Royo’s passing, the classes have been split unevenly. In order to comply with the provisions of our charter, Michael J. Pohl has volunteered to change his class year assignment from Class I to Class III, and as a result Mr. Pohl’s term will also expire at the annual meeting. Mr. Fitzgerald and Mr. Pohl have been nominated for re-election to our Board and, if elected, will continue to serve as Class III directors. We have been informed that Mr. Fitzgerald and Mr. Pohl are willing to continue to serve as directors of our company. Each director is elected to serve for a full term of approximately three years. The term of the Class III directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2014. Our Class I directors, whose term will expire at the annual meeting of our stockholders in the year 2012, are John C. Malone and Carl E. Vogel. Our Class II directors, whose term will expire at the annual meeting of our shareholders in the year 2013, are Philip J. Holthouse and Brian C. Mulligan.

If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, votes will be cast for a substitute nominee, if any, designated by our board of directors, or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

The following lists the two nominees for election as directors at the annual meeting and the four other directors of our company, and includes as to each person how long such person has been a director of our company, such person’s professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the table below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director, as of March 31, 2011, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Management.”

Nominees for Election as Director

William R. Fitzgerald

•	Professional Background: A director of our company since September 2008. Mr. Fitzgerald is Chairman of our board of directors and Chief Executive Officer of our company. Mr. Fitzgerald also served as Chairman of Ascent Media Group, LLC (AMG) from July 2000 until we sold AMG at the end of 2010. Mr. Fitzgerald has also served as a Senior Vice President of Liberty Media Corporation (Liberty Media), an electronic retailing, media, communications and entertainment business, since July 2000. Prior to joining Liberty Media, Mr. Fitzgerald served as Executive Vice President and Chief Operating Officer, Operations Administration for AT&T Broadband (formerly known as Tele-Communications, Inc. (TCI)), a cable television company, from 1999 to 2000 and was Executive Vice President and Chief Operating Officer of TCI Communications, Inc., a wholly-owned subsidiary of TCI, from 1998 to 1999.

•	Other Public Company Directorships: Mr. Fitzgerald has served as a director of Expedia, Inc. (Expedia) since March 2006 where he also serves as a member of the compensation committee. In addition, Mr. Fitzgerald served as a director of Cablevision Systems Corporation from 1999 to 2000.

•	Age: 53

•	Board Qualification: Mr. Fitzgerald brings to our Board 30 years of experience in the media and telecommunications industries, as well as subscription-based businesses. He has an in-depth understanding of our business and the history of our organization coupled with significant executive and leadership experience.

Michael J. Pohl

•	Professional Background: A director of our company since September 2008. Mr. Pohl serves as an advisor to companies in the technology, media and telecommunications industries. Mr. Pohl was the Chief Executive Officer of Jinni, Inc., a privately-held Internet company, from March 2009 to January 2011. From December 2007 to April 2008, Mr. Pohl served as the Interim Vice President/General Manager of the On Demand Systems Division of ARRIS Group, Inc., a communications technology company specializing in the design and engineering of broadband networks. Mr. Pohl was President of Global Strategies at C-COR Incorporated from December 2005 to November 2007, when C-COR Incorporated was acquired by ARRIS Group, Inc. Mr. Pohl served as the President and Chief Executive Officer of nCUBE Corporation, an interactive video server company, from December 1999 to December 2005.

•	Other Public Company Directorships: Mr. Pohl has served on the board of directors and compensation committee of BigBand Networks, Inc. (BigBand) since May 2009 and on its audit committee since June 2009. In addition, Mr. Pohl was appointed as Chairman of the board of directors of BigBand in February 2010.

•	Age: 59

•	Board Qualification: Mr. Pohl brings to our Board valuable technological insight and 25 years of extensive experience in the media and telecommunications industries. His management experience and financial expertise is complemented by his knowledge of applied sciences.

Directors Whose Term Expires in 2012

John C. Malone

•	Professional Background: A director of our company since January 2010. Mr. Malone has served as the Chairman of the board of directors and a director of Liberty Media (and its predecessors) since 1994 and as the Chief Executive Officer of Liberty Media from August 2005 to February 2006. Mr. Malone also served as the Chief Executive Officer of TCI, Liberty Media’s former parent company, from January 1994 to March 1997 and as the Chairman of the board of directors of TCI from November 1996 until March 1999, when TCI was acquired by AT&T.

•	Other Public Company Directorships: Mr. Malone has served as the Chairman of the board of directors of Liberty Global, Inc. (LGI) since June 2005. Previously, he served as Chairman of the board of directors of LGI’s predecessor, Liberty Media International, Inc., from March 2004 to June 2005, as Chairman of the board of directors of DIRECTV from November 2009 to June 2010, and as Chairman of the board of directors of DIRECTV’s predecessor, The DIRECTV Group, Inc., from February 2008 to November 2009. He has served as a director of Discovery Communications Inc. since September 2008 and served as Chairman of the board of directors of its predecessor, Discovery Holding Corporation (DHC), from March 2005 to September 2008, and as a director of DHC from May 2005 to September 2008. Mr. Malone has also served as a director of Expedia, Inc. since August 2005 and Sirius XM Radio Inc. (Sirius) since April 2009. Mr. Malone served as a director of (i) UnitedGlobalCom, Inc. from January 2002 to June 2005,

(ii) Cablevision Systems Corp. from March 2005 to June 2005, (iii) the Bank of New York Company, Inc. from June 2005 to April 2007, (iv) InterActiveCorp from May 2006 to June 2010, and (v) Live Nation Entertainment, Inc. from January 2010 to February 2011.

•	Age: 70

•	Board Qualification: Mr. Malone, as President of TCI, co-founded Liberty Media and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills and provides our Board with executive leadership experience and long-term vision.

Carl E. Vogel

•	Professional Background: A director of our company since December 2009. Mr. Vogel is currently a Senior Advisor to DISH Networks Corporation (DISH), a publicly-traded company providing pay-TV services, and served as President of DISH from September 2006 until February 2008 and Vice Chairman of DISH from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as a Senior Advisor to EchoStar Corporation (EchoStar), a publicly-traded company in the digital set-top box and satellite services businesses. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc. (Charter), a publicly-traded company providing cable television and broadband services. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel held various executive positions with DISH from 1994 until 1997, including serving as the President from 1995 until 1997.

•	Other Public Company Directorships: Mr. Vogel has served on the board of directors of DISH since May 2005. In addition, Mr. Vogel has been serving on the board of directors and audit committees of Shaw Communications, Inc. since 2006 and NextWave Wireless Inc. since November 2009 (where he has served as the chair of the audit committee since March 2010). Mr. Vogel has also been serving on the board of directors of Universal Electronics Inc. since 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of EchoStar. From October 2001 to January 2005, Mr. Vogel served on the board of directors of Charter.

•	Age: 53

•	Board Qualification: Mr. Vogel brings to our Board extensive executive leadership experience and board experience in the media and telecommunications industries, including subscription-based businesses, along with professional accounting and financial expertise.

Directors Whose Term Expires in 2013

Philip J. Holthouse

•	Professional Background: A director of our company since September 2008. Mr. Holthouse is a partner with Holthouse Carlin & Van Trigt LLP, where he provides tax planning and tax consulting services for privately held businesses and high net-worth individuals primarily in the real estate, entertainment and service industries.

•	Other Public Company Directorships: Mr. Holthouse served on the board of directors and audit committee of Napster, Inc. from January 2004 to October 2008.

•	Age: 52

•	Board Qualification: Mr. Holthouse brings to our Board experience as a public company director and an audit committee member. His tax and accounting training enables him to provide our Board with sophisticated financial insight and to fulfill his function as audit committee chairman.

Brian C. Mulligan

•	Professional Background: A director of our company since September 2008. Mr. Mulligan is a Managing Director and Vice Chairman of media and telecommunications investment banking at Deutsche Bank Securities. From February 2005 through August 2009, Mr. Mulligan was Chairman of Brooknol Advisors, LLC, an advisory and investment firm specializing in media and entertainment. From April 2004 through January 2005, Mr. Mulligan was a Senior Executive Advisor — Media and Entertainment with Cerberus Capital Management, L.P., an investment firm. From September 2002 to March 2004, Mr. Mulligan was a founder of and principal with Universal Partners, a group formed to acquire Universal Entertainment. Prior to that, Mr. Mulligan held various senior-level positions, including Senior Executive Advisor with The Boston Consulting Group, Inc., Chairman for Fox Television, Inc., Chief Financial Officer of The Seagram Company Ltd., an entertainment and beverage company, Co-chairman of Universal Pictures, Inc., Executive Vice President of Operations at Universal Entertainment and Executive Vice President — Corporate Development and strategy at MCA Inc., an entertainment and media conglomerate.

•	Other Public Company Directorships: Mr. Mulligan served on the board of directors of Napster, Inc. from March 2003 to October 2008 and was a director of Ascent Media Group, Inc., a predecessor of AMG, from December 2002 to September 2003.

•	Age: 51

•	Board Qualification: Mr. Mulligan brings to our Board extensive executive experience in the entertainment and media sector coupled with financial expertise and the perspective of an investment banker.

Vote and Recommendation

The election of directors requires the affirmative vote of a plurality of the votes cast for the election of directors by the holders of shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class. This means that Mr. Fitzgerald and Mr. Pohl will be elected if they receive more affirmative votes than any other persons.

Our board of directors unanimously recommends a vote FOR the election of the nominees to our board of directors.

PROPOSAL 2 — THE AUDITOR RATIFICATION PROPOSAL

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011.

Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be in the best interests of our company and our stockholders. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2011.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2010 and 2009:

	2010	2009

Audit fees	$1,534,410	1,228,444
Audit related fees(1)	498,175	67,000

Audit and audit related fees	2,032,585	1,295,444
Tax fees(2)	474,943	224,049

Total fees	$2,507,528	1,519,493

(1)	Audit related fees consist primarily of due diligence assistance and employee benefit plan audits.

(2)	Tax related services consist primarily of tax compliance and advice.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our audit committee adopted a policy dated November 6, 2008 regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

•	audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with our periodic reports, registration statements and other documents filed or issued in connection with a securities offering (including comfort letters and consents), (iii) attestations of our management’s reports on internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

•	audit-related services as specified in the policy, including (i) due diligence services, (ii) financial audits of employee benefit plans, (iii) consultations with management as to accounting or disclosure treatment of transactions not otherwise considered audit services, (iv) attestation services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions and (vii) general assistance with implementation of Securities and Exchange Commission (SEC) rules or listing standards; and

•	tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence.

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of pre-approved services that is likely to result in fees in excess of $100,000 requires the specific prior approval of our audit committee. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. Philip J. Holthouse currently serves as the chairman of our audit committee.

Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

All services provided by our independent auditor during 2010 were approved in accordance with the terms of the policy.

Vote and Recommendation

Approval of the auditor ratification proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

Our board of directors unanimously recommends a vote FOR the auditor ratification proposal.

PROPOSAL 3 — SAY-ON-PAY PROPOSAL

Stockholders are provided with the opportunity to cast an advisory vote on executive compensation as described below. Our company values the views of its stockholders and is committed to excellence in the design and effectiveness of our company’s executive compensation program.

We are seeking stockholders approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules, which include the disclosures under “Compensation Discussion and Analysis,” the compensation tables (including all related footnotes) and any additional narrative discussion of compensation included herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices with respect to their compensation, each as described in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides an overview of our company’s executive compensation policies and procedures, how they operate and are designed to achieve our company’s pay-for-performance objectives, and how they were applied for 2010.

In accordance with recently adopted amendments to Section 14A of the Exchange Act and as a matter of good corporate governance, our board of directors is asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Ascent Media Corporation hereby approve, on an advisory basis, the compensation paid to our company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion.”

Advisory Vote

Although this vote is advisory and non-binding on our Board and our company, our Board and the compensation committee, which is responsible for designing and administering our company’s executive compensation program, value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote and Recommendation

This advisory resolution, which we refer to as the say-on-pay proposal, will be considered approved if it receives the affirmative vote of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

Our board of directors recommends a vote FOR the approval of the say-on-pay proposal.

PROPOSAL 4 — THE SAY-ON-FREQUENCY PROPOSAL

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution for advisory vote as to whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

After consideration, our Board has determined that an advisory vote on executive compensation that occurs every three years (triennially) is the most appropriate policy for us.

Our Board believes a vote every three years would allow stockholders to focus on overall objectives rather than the details of individual decisions, would align with one of the goals of our company’s compensation program which is to reward performance that promotes long-term shareholder value, and would allow stockholders to engage in more thoughtful analysis of our company’s executive compensation program by providing more time between votes. As a result, our Board recommends a vote for the holding of advisory votes on named executive officer compensation every three years.

Vote and Recommendation

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove our Board’s recommendation.

If one of the frequencies receives the affirmative vote of a majority of the votes cast on the say-on-frequency proposal by the holders of shares of our common stock that are present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by our board of directors for future executive compensation votes. If no frequency receives the requisite majority, our Board will carefully consider the outcome of the vote and decide the frequency at which future advisory votes on executive compensation votes will be held.

Our board of directors recommends that stockholders vote FOR “Three Years” with respect to the frequency with which stockholders are provided an advisory vote on the compensation paid to our named executive officers.

MANAGEMENT

Executive Officers

The following lists the executive officers of our company (other than William R. Fitzgerald, Chairman of our Board and Chief Executive Officer, whose background is described under “Proposal 1 - Election of Directors Proposal”), their ages and a description of their business experience, including positions held with our company.

Name	Positions

Michael R. Haislip Age: 59	Mr. Haislip has served as Executive Vice President of our company since April 2011. Since May 2005, Mr. Haislip has served as the President and Chief Executive Officer of Monitronics International, Inc., our company’s principal operating subsidiary (Monitronics). Prior to joining Monitronics, Mr. Haislip held multiple executive positions, mostly in the cable industry. He served in various operations and financial management positions at Cox Communications for ten years. Other positions in his career have included President of Star Cable Associates; President of Armstrong Cable; and Senior Vice President, Great Lakes Division, of Charter Communications.
Michael R. Meyers Age: 54	Mr. Meyers has served as Senior Vice President of our company since April 2011. Mr. Meyers is the Chief Financial Officer of Monitronics, and has held various positions at Monitronics since July 1996. Before joining Monitronics, Mr. Meyers, a certified public accountant, had over 15 years of accounting, finance, and operations experience. He has worked with a variety of businesses, including Fortune 500, medium, and small companies, as well as working in public accounting.
William E. Niles Age: 47	Mr. Niles has served as Executive Vice President and General Counsel of our company since the spin-off of our company from DHC in September 2008, and also served as Executive Vice President and General Counsel of AMG from January 2002 until the sale of AMG on December 31, 2010. From August 2006 through February 2008, Mr. Niles was a member of AMG’s executive committee. Prior to 2002, Mr. Niles was a senior executive handling legal and business affairs within AMG and its predecessor companies.
John A. Orr Age: 48	Mr. Orr has served as Senior Vice President, Corporate Development, of our company since September 2008. Mr. Orr worked with Liberty Media from August 1996 until December 2008, spearheading numerous acquisition opportunities and serving most recently as Vice President of Investor Relations from 2003 until December 2008.
George C. Platisa Age: 54	Mr. Platisa has served as Executive Vice President and Chief Financial Officer of our company since the spin-off of our company from DHC in September 2008, and also served as Executive Vice President and Chief Financial Officer of AMG from May 2001 until the sale of AMG on December 31, 2010. From August 2006 through February 2008, Mr. Platisa was a member of AMG’s executive committee.

Our executive officers will serve in such capacities until the next annual meeting of our board of directors, or until their respective successors have been duly elected or appointed, or until their earlier death, resignation or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption.

From September 2008 through May 2010, Jose A. Royo was a director and served as the President and Chief Operating Officer of our company. Mr. Royo also served as President and Chief Executive Officer of AMG from February 2008 through May 2010. Mr. Royo passed away on May 18, 2010.

During the past ten years, none of our directors or executive officers has had any involvement in any legal proceedings that would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, directors and officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of ethics is available on our website at www.ascentmediacorporation.com/Business-Conduct-Compliance-Programs.aspx.

Director Independence

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no disqualifying direct or indirect material relationship with our company. To assist our board of directors in determining which of our directors qualify as independent for purposes of The Nasdaq Stock Market rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our Board follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.

Our board of directors has determined that each of Philip J. Holthouse, Brian C. Mulligan, Michael J. Pohl and Carl E. Vogel qualifies as an independent director of our company.

Board Composition

As described above under “Proposal 1 — Election of Directors Proposal”, our Board is comprised of directors with a broad range of backgrounds and skill sets, including media, telecommunications, technology, subscription based business, finance, transaction and advisory work, auditing and tax. For more information on our Board’s position with respect to the importance of diverse viewpoints on our board of directors, see “— Committees of our Board of Directors — Nominating and Corporate Governance Committee” below.

Board Leadership Structure

Our By-laws currently provide that the Chairman of our Board shall be the Chief Executive Officer of our company, unless our board of directors determines otherwise. William R. Fitzgerald currently serves as the Chairman of our Board and Chief Executive Officer (principal executive officer) and is responsible for identifying and implementing strategic initiatives as well as executive leadership and oversight of our business. Our Board believes that Mr. Fitzgerald is best situated to serve as Chairman of our Board because he is the director most familiar with our company’s business and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In this combined role, Mr. Fitzgerald is able to foster clear accountability and effective decision making.

In evaluating our current Board leadership structure, our Board noted that our company is a holding company and that substantially all of our operating activities are conducted through our operating subsidiaries, including our principal operating subsidiary, Monitronics. Michael R. Haislip serves as the President and Chief Executive Officer of Monitronics, and is responsible for the day to day operations of Monitronics. In addition, effective April 5, 2011, Mr. Haislip was also appointed as an officer of our company. Our Board believes that the allocation of responsibilities between Mr. Fitzgerald and Mr. Haislip represents an appropriate leadership structure because, among other reasons, it enables Mr. Fitzgerald to foster clear accountability and effective decision making at the board level and with regard to holding company activities, while Mr. Haislip focuses on the daily management of our operating company.

The key members of all committees of our Board are independent directors. Each member of the compensation committee, nominating and corporate governance committee and audit committee is independent. In addition, an independent director, Carl E. Vogel, is the chairman of the executive committee of our board of directors. Through these committees, we have established independent processes for the effective oversight of critical issues entrusted to independent directors, such as the integrity of our financial statements, CEO and senior management compensation, board evaluation and selection of directors. For more information on the function of the committes of our Board, see “— Committees of our Board of Directors” below.

For the above reasons, our Board does not believe that a separation of the Chairman of the Board and Chief Executive Officer positions will provide any meaningful additional oversight. Moreover, our Board believes its current leadership structure positions our company to achieve the optimal result for its stockholders. Because Mr. Fitzgerald bears primary responsibility for the strategic management and leadership of our company, our Board believes that Mr. Fitzgerald is best suited to chair board meetings and ensure that key business issues and stockholders’ interests are brought to the attention of our Board.

Board Role in Risk Oversight

Our board of directors has an active role, as a whole and at the committee level, in overseeing the management of our company’s risks. Our Board regularly reviews information regarding our credit, liquidity, operations, strategic, operational, financial and reporting, succession and compensation, legal and compliance functions and status, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to our incentive compensation plans and arrangements. The audit committee oversees management of financial risks. The nominating and corporate governance committee manages risks associated with the independence of our Board and, together with the audit committee, potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports and management presentations to our full board of directors about such risks.

Committees of our Board of Directors

Executive Committee

Our board of directors has established an executive committee consisting of Carl E. Vogel and William R. Fitzgerald, with Mr. Vogel serving as chairman. Prior to his passing, Jose A. Royo was also a member of the executive committee during 2010. The principal purpose of the executive committee is to assist our board of directors in the performance of its duties and responsibilities between regularly scheduled meetings of our Board and at any time when our Board is not in session or otherwise unable to act, by exercising the power and authority of our Board to manage the business and affairs of our company with respect to (i) such matters as shall be delegated to the executive committee by resolution of our Board and (ii) any other lawful matters to the extent the executive committee, in its discretion, determines that it is necessary or advisable to attend to such matters prior to the next regularly scheduled meeting of our Board. As such, the executive committee generally has and may exercise all the powers and authority of our Board in the management of the business and affairs of our company, including without limitation the power and authority to authorize the issuance of shares of our capital stock. However, the executive committee shall have no power or authority in reference to the following matters:

•	approving, adopting or recommending to the stockholders of our company any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval;

•	adopting, amending or repealing any bylaws of our company;

•	fixing the size of our board of directors or filling any vacancies on our Board or on any committee of our Board; or

•	the matters or powers expressly conferred upon the audit committee, the compensation committee, and the nominating and corporate governance committee.

Compensation Committee

Our board of directors has also established a compensation committee, whose chairman is Michael J. Pohl and whose other members are Philip J. Holthouse and Brian C. Mulligan. The compensation committee reviews and makes recommendations to our Board regarding all forms of compensation provided to our executive officers and directors. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees and has sole responsibility for the administration of our incentive plans.

The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of our Chief Executive Officer and certain other officers of our company. For a description of our processes and policies for consideration and determination of executive and director compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see “Executive Compensation — Compensation Discussion and Analysis” below. The compensation committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation.

Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.ascentmediacorporation.com/Compensation-Committee-Charter.aspx.

Compensation Committee Report

The compensation committee has reviewed and discussed with the company’s management the “Compensation Discussion and Analysis” included under “Executive Compensation” below. Based on such review and discussions, the compensation committee recommended to our company’s board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Members of the Compensation Committee

Philip J. Holthouse
Brian C. Mulligan
Michael J. Pohl

Compensation Committee Interlocks and Insider Participation

In 2010, the compensation committee of our board of directors consisted of Michael J. Pohl, Philip J. Holthouse and Brian C. Mulligan. No member of the compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose chairman is Brian C. Mulligan and whose other members are Philip J. Holthouse and Michael J. Pohl. See “— Director Independence” above.

The nominating and corporate governance committee:

•	develops qualification criteria for selecting candidates to serve as directors of our company;

•	identifies individuals qualified to become directors of our company and makes recommendations to our Board with respect thereto;

•	reviews and approves “related person transactions” (as set forth in our corporate governance guidelines); and

•	reviews, and makes recommendations with respect to changes to, our corporate governance guidelines.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Ascent Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Stockholder Proposals” below, and must contain the following information:

•	the proposing stockholder’s name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

•	the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	a representation as to whether the proposing stockholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•	a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	his or her unique background, including education, professional experience and relevant skill sets;

•	judgment, skill, integrity and reputation;

•	industry experience;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of our existing board of directors, including whether the potential director nominee would positively impact the composition of our Board by bringing a new perspective or viewpoint to our board of directors.

The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our Board and the nominating and corporate governance committee believe that it is essential that our Board members represent diverse viewpoints.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to our full Board that candidate’s nomination and election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director’s past attendance at, and participation in, meetings of our board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by our Board and our Board committees of which such individual is a member.

The nominating and corporate governance committee believes that Mr. Fitzgerald and Mr. Pohl continue to be qualified to serve as directors of our company and supports their nomination for re-election. The nominations of Mr. Fitzgerald and Mr. Pohl have been approved by our entire board of directors.

Our board of directors has adopted a written charter for the nominating and corporate governance committee and corporate governance guidelines, which are available on our website at www.ascentmediacorporation.com/Nominating-Corporate-Governance-Committee-Charter.aspx and www.ascentmediacorporation.com/Corporate-Governance-Guidelines.aspx, respectively.

Audit Committee

Our board of directors has established an audit committee, whose chairman is Philip J. Holthouse and whose other members are Brian C. Mulligan, Michael J. Pohl and Carl E. Vogel. See “— Director Independence” above.

The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include, among other things:

•	appointing or replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

•	reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

•	reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

•	reviewing our management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

•	reviewing compliance with applicable SEC and stock exchange rules regarding audit committees; and

•	preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.ascentmediacorporation.com/Audit-Committee-Charter.aspx.

Audit Committee Report

Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of The Nasdaq Stock Market. Each member of the audit committee also satisfies the SEC’s independence requirements for members of audit committees. Each of Mr. Holthouse, Mr. Mulligan and Mr. Vogel is an “audit committee financial expert” under applicable SEC rules and regulations.

The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

The audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of our internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of our internal control over financial reporting. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications With Audit Committees), as amended, and as adopted by the Public Accounting Oversight Board in Rule 3200T, plus the additional matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), as modified or supplemented, including that firm’s judgment about the quality of our accounting principles, as applied in its financial reporting.

KPMG LLP has provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, as modified or supplemented, and the audit committee has discussed with KPMG LLP that firm’s independence from the company and its subsidiaries.

Based on the reviews, discussions and other considerations referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed on March 14, 2011 with the SEC.

Submitted by the Members of the Audit Committee

Philip J. Holthouse
Brian C. Mulligan
Michael J. Pohl
Carl E. Vogel

Other

Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

Board Meetings

During 2010, there were nine meetings of our full board of directors, four meetings of our compensation committee, one meeting of our nominating and corporate governance committee, four meetings of our audit committee and three meetings of our executive committee.

Director Attendance at Annual Meetings

Our board of directors encourages all members of our Board to attend each annual meeting of our stockholders. All but two of our board members then serving attended our 2010 annual meeting of stockholders.

Stockholder Communication with Directors

Our stockholders may send communications to our board of directors or to an individual director, in each case, c/o Ascent Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

In 2010, the independent directors of our company met at four executive sessions without management participation. Any interested party who has a concern regarding any matter which it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Ascent Media Corporation, c/o Ascent Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are Philip J. Holthouse, Brian C. Mulligan, Michael J. Pohl and Carl E. Vogel.

Risk Assessment in Compensation Programs

Following the completion of a risk assessment of our compensation programs applicable to all employees, we have concluded that the design and operation of our compensation programs do not provide our employees with incentive to engage in business activities or other actions that would threaten the value of our company or the investment of our stockholders. We have also concluded that any risks associated with our compensation programs are not reasonably likely to have a material adverse effect on our company.

EXECUTIVE COMPENSATION

This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to:

•	William R. Fitzgerald;

•	George C. Platisa;

•	William E. Niles;

•	John A. Orr; and

•	Jose A. Royo.

Mr. Fitzgerald is our principal executive officer; Mr. Platisa is our principal financial officer; and Messrs. Niles and Orr are executive officers of our company. Prior to his passing on May 18, 2010, Jose A. Royo was an executive officer of our company and President and Chief Executive Officer of AMG, our former principal operating subsidiary. Our company did not have any other executive officers during 2010. We refer to Messrs. Fitzgerald, Platisa, Niles, Orr and Royo in this proxy statement collectively as our named executive officers.

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors has responsibility for overseeing the compensation of our named executive officers and ensuring that their compensation packages are consistent with the company’s compensation objectives. In furtherance of this purpose, our compensation committee considers and approves all components of the executive officers’ compensation packages, including periodic corporate goals and objectives upon which compensation decisions are made. The compensation committee also administers our equity incentive plans and has the authority to make and modify grants under, and to approve or disapprove participation in, such plans.

The information contained in this proxy statement focuses on the compensation paid during the year ending December 31, 2010. For almost all of 2010, our principal operating subsidiary was AMG. AMG operated in the technology, media, communications and entertainment industries, therefore our compensation committee compared our compensation packages to those of a peer group consisting of similarly situated companies. On December 17, 2010 we acquired Monitronics, an alarm monitoring company, which became our principal operating subsidiary, and, on December 31, 2010 and February 28, 2011, we sold substantially all of the businesses that comprised AMG. In connection with these transactions, our compensation committee is evaluating which companies should be members of our peer group in the future.

Objectives

The compensation program for our named executive officers was designed to meet the following objectives that align with and support our strategic business goals:

•	attracting and retaining executive managers with the industry knowledge, skills, experience and talent to help our company attain its strategic objectives and build long-term company value;

•	emphasizing variable performance-based compensation components, which include equity-based compensation, by linking individual compensation with corporate operating metrics as well as individual professional achievements; and

•	aligning the interests of management of our company with the interests of our shareholders.

Principles

The following principles are used to guide the design of our executive compensation program and to ensure that the program is consistent with the objectives described above:

•	Competitive Positioning. We believe that our executive compensation program must provide compensation to our named executive officers that is both reasonable in relation to, and competitive with, the compensation paid to similarly situated employees of companies in our industries and companies with which we compete for talent. For 2010, these companies included major motion picture studios, broadcast and cable programmers, numerous independent creative services providers, technology suppliers and companies in various industries that operate or manage data and communications networks. See “— Setting Executive Compensation” below.

•	“Pay for Performance” Philosophy. We believe our compensation program should align the interests of our named executive officers with the interests of our company and our shareholders by strengthening the link between pay and company and individual performance. Variable compensation, including plan-based awards, may represent a significant portion of the total compensation mix for our named executive officers.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer provides recommendations to the compensation committee with respect to all elements of compensation proposed to be paid to the other named executive officers in conjunction with his evaluation of their performance.

Setting Executive Compensation

Consistent with the principles outlined above, the compensation committee considers compensation data relating to other companies in reviewing and approving the compensation packages of our named executive officers. In 2008, the compensation committee engaged an outside consultant to compile compensation data for a select group of peer companies that operate in various markets within the technology, media, communications and entertainment industries, and include client-based, business-to-business service providers and operators of global data networks. This peer group was comprised of the following 14 publicly traded U.S. companies, with which our company has shared various business characteristics, and which we have competed for talent:

Activision Blizzard	Akamai Technologies
Crown Media Holdings	DreamWorks Animation
Hughes Communications	Liberty Media Corporation
Lions Gate Entertainment	Navarre
Palm	RealNetworks
Schawk	Take-Two Interactive Software
ValueClick	VeriSign

The compensation committee continued to review and analyze this comparative data with respect to compensation decisions made for 2010 and, coupled with the committee members’ general business and industry knowledge and experience, established compensation levels for our named executive officers that the compensation committee believes to be both reasonable and competitive. The compensation committee did not establish any specific benchmarking targets in connection with its comparative review. As indicated above, it is expected that this group of peer companies will be revised for purposes of future compensation decisions.

Elements of 2010 Executive Compensation

For 2010, the principal components of compensation for our named executive officers were:

•	base salary;

•	bonus or non-equity incentive compensation;

•	equity incentive compensation; and

•	limited perquisites and personal benefits.

A summary of each element of the compensation program for our named executive officers is set forth below. We believe that each element complements the others and that together they serve to achieve our compensation objectives.

Base Salary

We provide competitive base salaries to attract and retain high-performing executive talent. We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for executives. The base salary level of each named executive officer is generally determined based on the responsibilities performed by such officer, his or her experience, overall effectiveness and demonstrated leadership ability, the performance expectations set for such officer, and competitive market factors. Notwithstanding the compensation committee’s favorable assessment of the named executive officers’ performance, the compensation committee determined that none of our executive officers, except for Mr. Orr, would receive an increase in base salary in 2010 as part of our company’s overall cost containment initiatives. In determining to increase Mr. Orr’s base salary, the compensation committee discussed the compensation levels of similarly situated executives based on their knowledge of the market conditions and determined that Mr. Orr’s total cash compensation for 2010 would be significantly below that of his peers.

Bonus

Also consistent with our company’s cost containment initiatives, none of our named executive officers, except for Messrs. Orr and Niles, received a cash bonus for services to our company for the 2010 calendar year. The compensation committee determined to grant Messrs. Orr and Niles a cash bonus based on its positive review of each executive officer’s performance in 2010 and the compensation committee’s knowledge of market conditions. In determining to grant a cash bonus to Mr. Orr, the compensation committee noted that Mr. Orr’s total cash compensation for 2010 continued to be significantly below that of his peers, and that in recognition of his relentless efforts in completing the transformational acquisition of Monitronics, he should be awarded a cash bonus for his 2010 performance. In determining to grant Mr. Niles a cash bonus, the compensation committee noted his exceptional efforts in completing the sale of the AMG businesses and the acquisition of our new principal operating business, Monitronics.

Non-Equity Incentive Compensation

MIP.  The compensation committee determined not to grant any awards in 2010 under AMG’s Management Incentive Plan (which we refer to as the MIP). The MIP historically provided for annual cash incentive awards based on company and individual performance. In response to the impact of the global economic recession, AMG decided to suspend the MIP for the 2009 calendar year, and decided to continue such suspension for the 2010 calendar year, as a cost saving measure. The MIP was terminated on December 31, 2010 in connection with the sale of AMG.

LTIP.  AMG’s 2006 Long-Term Incentive Plan as amended and restated as of September 9, 2008 (which we refer to as the LTIP), provided for the grant by AMG of awards which we refer to as phantom appreciation rights or PARs to key employees of AMG. Subject to vesting in accordance with the LTIP, each PAR measures the increase, if any, in the Value (as defined below) of a phantom unit under the LTIP from the grant date to the date of exercise, in each case as defined in accordance with the LTIP. In July 2010, the LTIP was amended to change the terms of certain PARs made with a grant date on or after January 1, 2009. On December 31, 2010, when our company sold AMG to Deluxe Entertainment Services Group Inc. (which we refer to as Deluxe), the LTIP was terminated and all continuing obligations arising out of the LTIP were transferred to our company.

Each of Messrs. Niles, Platisa and Royo participated in the LTIP. The LTIP was administered by a committee, which had authority to determine eligibility under the LTIP, to grant PARs to eligible personnel thereunder, to interpret the LTIP for all purposes, including the authority to make the calculations required by the LTIP in accordance with the terms thereof, and to make any adjustments provided for under the LTIP (including, as discussed below, certain adjustments to PAR Values), subject, in certain cases, to the approval of our compensation committee.

Pursuant to the LTIP, the Value of a phantom unit under the LTIP as of any valuation date is equal to the sum of (i) 6% of cumulative free cash flow (as defined in the LTIP) over a period of up to six years, divided by 500,000 plus (ii) the calculated value of AMG, based on a formula set forth in the LTIP, divided by 10,000,000 (which we refer to as the Company Value Component). A maximum of 500,000 PARs were permitted to be granted under the LTIP. PARs that were exercised and paid, and PARs that were forfeited or canceled or otherwise not paid, were available for re-grant under the Plan. As of December 31, 2010, an aggregate of 376,500 PARs were outstanding under the LTIP.

Under the LTIP, cumulative free cash flow is defined as the aggregate free cash flow, as of any valuation date, for all calendar years beginning on or after January 1, 2006 and ending on or before the applicable valuation date. Under the LTIP, free cash flow is defined as, for any calendar year:

•	the aggregate EBITDA of AMG;

•	less the sum of the capital expenditures of AMG for such year;

•	plus the aggregate cash amount actually expended by AMG for such year for payment of taxes other than federal or state income taxes;

•	plus the portion of any debt service payments allocable to interest on any outstanding debt of AMG for such year.

The LTIP defined the value of AMG for the purpose of calculating the Company Value Component as the sum of:

•	7.5 times the aggregate EBITDA of AMG for the calendar year last ended, excluding for this purpose EBITDA under certain long-term networks services contracts (or, in the case of any PAR having a grant date on or after January 1, 2009, 4.5 times such aggregate EBITDA); plus

•	the present value of the free cash flow projected to be generated over the life of such long-term networks services contracts, using a 10% discount rate;

•	minus the sum of any indebtedness of AMG, the liquidation value of any preferred equity interests, and the aggregate amount of AMG’s obligations under the then outstanding vested PARs, and any amounts that are or may become payable under certain deferred compensation arrangements entered into by AMG or subsidiaries of AMG; calculated in each case as provided under the LTIP. Such value is calculated on a periodic basis pursuant to the terms of the LTIP.

In connection with a September 2008 amendment relating to our sale of the AccentHealth business, (which we refer to as the LTIP Amendment), AMG distributed to grantees who held PARs at the date of the sale certain amounts (which we refer to as AH Distributions) representing the increase in Value of a phantom unit under the LTIP attributable to the increase in the value of AccentHealth and the cumulative cash flow of AccentHealth from adoption of the LTIP through the date of the sale. The AH Distributions commenced in February 2009 and were made, with respect to Messrs. Niles, Platisa and Royo, as follows:

Name	February 2009	August 2009	February 2010	May 2010(1)	Total

William E. Niles	$418,000	$83,600	—	—	$501,600
George C. Platisa	$418,000	$83,600	—	—	$501,600
Jose A. Royo	$295,398	$74,550	$25,783	$51,566	$447,297

(1)	Represents an accelerated payment due to Mr. Royo’s passing.

Following the date of the LTIP Amendment, the Value of phantom units under the LTIP no longer included the value and free cash flow of AccentHealth, and the grant date Value of outstanding PARs was adjusted to reflect the exclusion, as described below.

As of December 31, 2010, (i) Messrs. Niles, Platisa and Royo had received grants, made as of August 3, 2006, of 60,000 PARs, 60,000 PARs and 35,000 PARs, respectively (which we refer to as the August 2006 Grants), (ii) Mr. Royo had received an additional grant, made as of February 11, 2008, of 35,000 PARs (which we refer to as the February 2008 Grant), and (iii) Messrs. Niles and Platisa had received grants, made as of July 9, 2010, of 9,000 PARs each (which we refer to as the July 2010 Grants), in each case subject to vesting as described below. The initial Value of the PARs granted pursuant to the August 2006 Grants was $50.50 as of the date of such grants, and was adjusted downward to $45.25 pursuant to the LTIP Amendment. The initial Value of the PARs granted pursuant to the February 2008 Grant was $49.91 as of the date of such grant, and was adjusted downward to $40.72 pursuant to the LTIP Amendment. The initial value of the PARs granted pursuant to the July 2010 Grants was $17.19 as of the date of such grant.

The amount, if any, by which the Value of a phantom unit on the exercise date of a PAR exceeds the grant date Value of a phantom unit is referred to under the LTIP as the “PAR Value” of such PAR. As of December 31, 2010, the PARs granted pursuant to the August 2006 Grants and the February 2008 Grant had a PAR Value of zero (if exercised on such date) because the Value of each such PAR was less than the grant date Value of such PAR, and the PARs granted pursuant to the July 2010 Grants had a PAR Value of $12.46 per PAR.

Awards under the LTIP (including the right to receive any future AH Distributions, as applicable) were subject to vesting. Unless otherwise determined by the committee in connection with any grant, and set forth in the applicable grant agreement, each award under the LTIP was set to vest in 12 equal quarterly installments over the 36-month period following the Grant Date, so long as the grantee remained continuously employed by our company on a full-time basis. A grantee who died or became disabled while employed would be 100% vested in his or her PARs as of the date of death or disability, which acceleration occurred with respect to Mr. Royo upon his passing. In addition, upon a change in control (as defined in the LTIP) all outstanding PARs would become 100% vested. Such a change in control occurred on December 31, 2010 when our company sold AMG. As a result, all outstanding PARs under the LTIP became 100% vested as of such date, and were deemed automatically exercised. Following this automatic exercise, the LTIP was terminated.

Pursuant to the LTIP, following the exercise of vested PARs upon a change in control, the grantee is entitled to receive consideration in the amount of the applicable PAR Value, if greater than zero, including interest from the date of exercise to the date of payment at the rate of three month LIBOR as published in the Wall Street Journal. Such consideration is deemed payable with respect to the July 2010 Grants as a result of the December 31, 2010 change in control and will be paid to Messrs. Niles and Platisa on the earlier of (i) March 31, 2014 and (ii) six months following such officer’s “separation from service” as such term is defined in Section 409A of the Internal Revenue Code. All such consideration will be paid in cash.

Under the LTIP, we had a right to require each of Messrs. Niles, Platisa and (prior to his passing) Royo to repay or return to our company any cash or shares paid to him under the LTIP, in the event of a material restatement of our financial statements resulting from their material noncompliance with any financial reporting requirement under applicable securities laws, provided that such material noncompliance resulted from misconduct on the part of the applicable executive.

Equity Incentive Compensation

Consistent with our compensation philosophy, we seek to align the interests of our named executive officers with those of stockholders by awarding equity-based incentive compensation, ensuring that our executives have a continuing stake in the long-term success of our company and our subsidiaries.

The Ascent Media Corporation 2008 Incentive Plan (which we refer to as the incentive plan) provides for the grant of a variety of incentive awards, including non-qualified stock options, stock appreciation rights (which we refer to as SARs), restricted shares, stock units, cash awards and performance awards and is administered by our compensation committee. On March 15, 2011, under the incentive plan, the compensation committee granted each of Messrs. Fitzgerald, Niles and Orr an award of restricted shares to reward them for their favorable performance in 2010 (we refer to such grants as the short-term awards). The short-term awards vest in four equal quarterly installments with the first such installment having vested on April 1, 2011. Mr. Fitzgerald received restricted shares in lieu of a cash bonus to better align his interests with those of our stockholders, and Messrs. Niles and Orr received restricted shares in addition to their cash bonuses. The compensation committee took into account a number of qualitative factors in determining to reward these named executive officers for their 2010 performance, without giving a specific weight to any single factor.

Perquisites and Personal Benefits

In the year ended December 31, 2010, the limited perquisites and personal benefits provided to our named executive officers consisted generally of term life insurance premiums and 401(k) matching contributions. We also offered our named executive officers other benefits that are available on the same basis to all of our salaried employees, such as medical and disability insurance premiums.

Relocation Assistance and Related Tax Gross-Up

Consistent with our objective to attract and retain a high-performing executive management team, we may recruit candidates from throughout the U.S. to fill executive level openings or we may relocate existing executive officers and, in either case, we will reimburse the executive for relocation costs. To the extent such reimbursement is taxable to the recipient, we may also provide a cash payment to the recipient to offset the tax payable on such reimbursement, in whole or in part, taking into account the tax payable by the recipient on such tax gross-up as well.

Changes to Compensation Programs for 2011

The compensation committee has reviewed the compensation to be paid to Mr. Orr for the 2011 calendar year in light of his experience and responsibilities as an officer of our company and has determined to increase Mr. Orr’s annual base salary to better align his base salary with those of his market peers. The compensation committee also reviewed the compensation to be paid to Mr. Fitzgerald, which has been adjusted to reflect the increase in the allocation of time that Mr. Fitzgerald will devote to our company in 2011. Finally, Mr. Niles has agreed to a decrease in his salary in 2011 in connection with his relocation from the Santa Monica, California area to the Denver, Colorado metropolitan area. Mr. Niles will, however, be reimbursed for his relocation expenses, together with a tax gross-up for such relocation reimbursement.

The MIP and LTIP were terminated on December 31, 2010 in connection with the sale of AMG, so there will be no grants under the MIP or LTIP in 2011. We expect that any cash bonuses paid to our executive officers for their 2011 performance will be determined in the discretion of the compensation committee.

In addition, in March 2011, the compensation committee determined to grant multi-year equity awards to Messrs. Fitzgerald and Niles. Mr. Fitzgerald’s multi-year award consisted of (i) options to purchase 50,634 of our Series A common stock at an exercise price of $48.15, and (ii) an aggregate of 29,868 restricted shares of our Series A common stock, in each case, which vest over a four-year period, and is subject to Mr. Fitzgerald’s execution of an amendment to his employment agreement relating to the allocation of his time between our company and Liberty Media. Mr. Niles’ multi-year award consisted of (i) options to purchase 49,160 of our Series A common stock at an exercise price of $48.15, and (ii) an aggregate of 28,997 restricted shares of our Series A common stock, in each case, which vest over a five-year period, and is subject to Mr. Niles’ execution of a new employment agreement pursuant to which, among other things, he will relocate to Denver, Colorado.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers during the years ended December 31, 2010, 2009 and 2008 for services to our company and its subsidiaries. Such compensation includes amounts paid:

•	following the date of our spin-off, by us directly;

•	following the date of our spin-off, to Mr. Fitzgerald and Mr. Orr by Liberty Media for which we reimbursed Liberty Media pursuant to the terms of the Services Agreement, dated as of July 21, 2005 (which we refer to as the services agreement), between DHC and Liberty Media, which was assigned by DHC to our company in connection with the spin-off;

•	prior to the date of the spin-off, to Mr. Fitzgerald by Liberty Media, to the extent allocated to services provided by Mr. Fitzgerald to DHC and its subsidiaries, including AMG, under the services agreement; and

•	to Messrs. Niles, Platisa and Royo, by AMG.

SUMMARY COMPENSATION TABLE

								Non-Equity
					Stock		Option	Incentive Plan		All Other
Name and Principal Position	Year	Salary		Bonus	Awards(1)(2)		Awards(1)	Compensation		Compensation		Total

William R. Fitzgerald	2010	$426,000		—	$160,007	(3)	—	—		$15,659	(4)(5)	$601,666
Chairman and Chief	2009	$426,248		—	—		—	—		$5,384	(4)(5)	$431,632
Executive Officer	2008	$415,188	(6)	$59,108	$1,999,999		$3,789,884	—		$30,707	(6)	$6,294,886
William E. Niles	2010	$491,000		$160,000	$49,999	(3)	—	$112,140	(7)	$4,155	(5)(8)	$817,294
Executive Vice	2009	$509,845		—	—		$336,655	—		$8,770	(5)(8)	$855,270
President, General	2008	$488,842		—	—		—	$687,663	(9)	$8,501	(5)(8)	$1,185,006
Counsel and Secretary
John A. Orr	2010	$344,692		$115,000	—		—	—		$4,900	(5)(8)	$464,592
Senior Vice President	2009	$321,250		$125,000	—		—	—		$1,826	(5)(8)	$448,076
	2008	$83,389	(6)	$54,844	$799,993		$1,432,356	—		$11,119	(6)	$2,381,701
George C. Platisa	2010	$491,000		—	$49,999	(3)	—	$112,140	(7)	$4,900	(5)(8)	$658,039
Executive Vice	2009	$509,845		—	—		$336,655	—		$10,320	(5)(8)	$856,820
President and Chief	2008	$490,323		—	—		—	$680,872	(9)	$9,951	(5)(8)	$1,181,146
Financial Officer
Jose A. Royo(10)	2010	$1,443,015		—	$99,997	(3)	—	—		$4,900	(5)(8)	$1,547,912
President and Chief	2009	$623,077		—	—		$504,983	—		$8,886	(5)(8)	$1,136,946
Operating Officer	2008	$563,846		—	—		—	$661,908	(9)	$1,377	(5)	$1,227,131

(1)	The aggregate grant date fair value of stock awards and option awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2010 (which are included in our Annual Report on Form 10-K as filed with the SEC on March 14, 2011).

(2)	Does not include the short-term awards granted in March 2011 for services rendered in 2010. See “— Compensation Discussion and Analysis — Elements of 2010 Executive Compensation — Equity Incentive Compensation” for a description of these awards.

(3)	Represents the grant date fair value of stock awards made in 2010 with respect to the specified named executive officer’s performance in 2009.

(4)	Includes amounts paid to Mr. Fitzgerald for tax preparation fees and, with respect to 2010, amounts paid to Liberty Media for health and welfare benefits under the services agreement.

(5)	Includes the following term life insurance premiums:

	Amounts ($)
Name	2010	2009	2008

William R. Fitzgerald	652	384	—
William E. Niles	751	520	751
John A. Orr	528	328	—
George C. Platisa	751	520	751
Jose A. Royo	383	636	1,377

(6)	Includes amounts paid by our company and/or DHC, as applicable, to Liberty Media pursuant to the services agreement for portions of the applicable officer’s salary and benefits.

(7)	Represents the Par Value, as of December 31, 2010, of the 9,000 PARs granted to each specified named executive officer under the LTIP in July 2010. These PARs vested on December 31, 2010 and are payable as described under “— Compensation Discussion and Analysis — Elements of 2010 Executive Compensation — LTIP.”

(8)	Includes the following matching contributions to the applicable named executive officer’s 401(k) account:

	Amounts ($)
Name	2010	2009	2008

William E. Niles	4,155	8,250	7,750
George C. Platisa	4,900	9,800	9,200
John A. Orr	4,900	1,498	—
Jose A. Royo	4,900	8,250	—

(9)	Includes the following amounts earned under the MIP:

Name	Amounts ($)

William E. Niles	186,063
George C. Platisa	179,272
Jose A. Royo	214,611

Also includes the following amounts earned under the LTIP and payable as AH Distributions:

Name	Amounts ($)

William E. Niles	501,600
George C. Platisa	501,600
Jose A. Royo	447,297

(10)	Mr. Royo served as our President, Chief Operating Officer and director until his passing on May 18, 2010.

Employment Agreements

Each of Messrs. Fitzgerald and Orr has entered into an employment agreement with our company, and each of Messrs. Niles, Platisa and Royo had entered into an employment agreement with AMG, which agreements in each case set forth the respective terms and conditions of the applicable named executive officer’s employment. Messrs. Niles’s and Platisa’s employment agreements were assigned to and assumed by our company on December 28, 2010.

Mr. Fitzgerald is expected to enter into an amendment to his employment agreement in connection with a change in the allocation of his time between our company and Liberty Media. Mr. Niles is expected to enter into an amended and restated employment agreement with our company in connection with our company’s request that he renew his employment term and relocate to the Denver metropolitan area. The terms of these arrangements are not yet finalized.

The material terms of the existing employment agreements of our named executive officers are set forth below.

Term

The term of the employment agreements of each of Messrs. Fitzgerald and Orr is five years, commencing effective as of September 17, 2008 (the date of the spin-off of our company from DHC) and ending on September 16, 2013. The term of the employment agreements of each of Messrs. Niles, Platisa and Royo is five years, commencing on September 1, 2006 and ending on August 31, 2011.

Base Salary

Pursuant to their respective employment agreements, each of our named executive officers receives a base salary that is subject to an annual review for increase by the compensation committee. The 2010 base salaries for each of our named executive officers are set forth in the “Summary Compensation Table” above.

Bonus

Each of Messrs. Fitzgerald and Orr is eligible to receive a bonus in a certain range based on percentages of the applicable named executive officer’s base salary (75% to 150% in the case of Mr. Fitzgerald, and 50% to 75% in the case of Mr. Orr). Each of Messrs. Fitzgerald’s and Orr’s entitlement to receive such bonus, and the actual amount thereof, is determined by the compensation committee in its sole discretion based on the applicable named executive officer’s achievement of certain performance criteria as the compensation committee may establish in its sole discretion.

Equity Incentive Awards

Each of the employment agreements of Messrs. Fitzgerald and Orr memorialized stock option and restricted stock grants previously made under the incentive plan to the applicable named executive officer, as previously reported. Mr. Fitzgerald’s employment agreement provided for the grant of the following equity awards: (i) options to purchase 347,059 shares of our Series A common stock at an exercise price of $21.81 and (ii) 91,701 restricted shares of our Series A common stock. Mr. Orr’s employment agreement provided for the grant of the following equity awards: (i) options to purchase 121,799 shares of our Series A common stock at an exercise price of $23.16 and (ii) 34,542 restricted shares of our Series A common stock. See “— Outstanding Equity Awards at Fiscal Year-End” below.

Non-Equity Incentive Awards

The employment agreements of each of Messrs. Platisa, Niles and Royo entitled the applicable named executive officer to participate in the MIP and the LTIP or any similar plan. For a description of the MIP and the LTIP, and amounts paid thereunder with respect to the fiscal year ended December 31, 2010, see “— Compensation Discussion and Analysis — Elements of 2010 Executive Compensation — Non-Equity Incentive Compensation” above. The MIP and LTIP were both terminated as of December 31, 2010.

Termination

The terms and conditions of compensation payable upon termination of the employment of each named executive officer are summarized in “— Potential Payments Upon Termination or Change-in-Control” below.

Gross-Up

Under Mr. Fitzgerald’s employment agreement, if any payment or distribution in the nature of compensation (as defined in Section 280G(b)(2) of the Code) to or for the benefit of Mr. Fitzgerald would be subject to excise tax imposed by Section 4999 of the Code, Mr. Fitzgerald will be entitled to receive a gross-up payment equivalent on an after-tax basis to the amount of such excise tax.

Effect on Prior Arrangements

From the date of the spin-off until the date of their respective employment agreements, each of Messrs. Fitzgerald and Orr provided services to our company under the services agreement. Under the services agreement, Liberty Media agreed to make available the services of certain Liberty Media personnel, including Messrs. Fitzgerald and Orr, to our company and we agreed to reimburse Liberty Media for that portion of such personnel’s salary and benefits as allocated to such personnel’s service to our company.

As a result of the execution of Mr. Fitzgerald’s employment agreement, beginning in February 2009, we pay Mr. Fitzgerald’s base salary directly and have no reimbursement obligation to Liberty Media with respect thereto. Mr. Fitzgerald’s base salary for January 2009 was payable by Liberty Media pursuant to the services agreement and partially reimbursable by our company. Liberty Media ceased providing compensation to Mr. Orr, and our reimbursement obligation to Liberty Media respect thereto ceased, on December 31, 2008. The amounts currently payable under the services agreement primarily relate to certain general and administrative services and benefits made available by Liberty Media under the agreement. See “Certain Relationships and Related Transactions, and Director Independence — Transactions with Related Persons — Services Agreement with Liberty Media” below.

Relocation Assistance and Related Tax Gross-Up

Mr. Niles will be relocating to the Denver, Colorado metropolitan area later this year. Our company has agreed to reimburse Mr. Niles for up to $75,000 of reasonable expenses incurred in connection with the relocation of himself and his family, such amount to be inclusive of any tax gross-up.

Grants of Plan-Based Awards

The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2010.

							Grant Date
		Estimated Future Payouts Under				All Other Stock	Fair Value of
		Non-Equity Incentive Plan Awards				Awards: Number of	Stock and
	Grant				Number of	Shares of Stock or	Option
Name	Date	Threshold	Target	Maximum	PARs(1)	Units (#)(2)	Awards ($)

William R. Fitzgerald	3/15/2010	—	—	—	—	5,674	$160,007
William E. Niles	3/15/2010	—	—	—	—	1,773	$49,999
	7/9/2010	—	—	—	9,000	—	—
George C. Platisa	3/15/2010	—	—	—	—	1,773	$49,999
	7/9/2010	—	—	—	9,000	—	—
Jose A. Royo	3/15/2010	—	—	—	—	3,546	$99,997

(1)	Represents the grant of awards under the LTIP. The amount payable, if any, upon the vesting of a PAR is determined in accordance with the terms of the LTIP and is based on a baseline value per PAR determined at the time of the applicable grant, which in the case of the grants listed in the table was $17.19. Accordingly, there is no threshold, target or maximum payouts available under the LTIP. See “Executive Compensation — Compensation Discussion and Analysis — Elements of 2010 Executive Compensation — Non-Equity Incentive Compensation — LTIP” for more information about the LTIP. For the amounts actually payable to the specified named executive officers pursuant to these awards, see the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” above.

(2)	Represents restricted share awards which were subject to vesting in four equal quarterly installments, beginning March 17, 2010. These awards were granted with respect to the named executive officers’ performance during 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding unexercised options to acquire shares of our common stock, and unvested restricted stock awards, which were outstanding as of December 31, 2010 and held by our named executive officers. The table does not include the restricted stock awards granted during 2010 and reflected in the “Grants of Plan-Based Awards” table above because they vested, in full, on December 17, 2010. The table also does not include the short-term awards granted in March 2011 with respect to services performed in 2010 or the multi-year awards granted to Mr. Niles and Mr. Fitzgerald in March 2011 subject to future vesting. Please see

“— Compensation Discussion and Analysis — Elements of 2010 Executive Compensation — Equity Incentive Compensation” above for more information regarding the short-term awards.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
	Options-	Options-	Exercise	Expiration	That Have not	That Have not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

William R. Fitzgerald
Option Awards
Series A	156,177	190,882 (1)	$21.81	9/17/2018
Stock Awards
Series A					40,120 (3)	$1,555,058

William E. Niles
Option Awards
Series A	12,093	15,548 (2)	$25.09	1/16/2019

John A. Orr
Option Awards
Series A	54,810	66,989 (1)	$23.16	9/17/2018
Stock Awards
Series A					15,113 (3)	$585,785

George C. Platisa
Option Awards
Series A	12,093	15,548 (2)	$25.09	1/16/2019

Jose A. Royo(4)
Option Awards
Series A	41,460	0	$25.09	1/16/2019

(1)	Vests quarterly over five years from September 17, 2008.

(2)	Vests quarterly over four years from January 16, 2009.

(3)	Vests quarterly over four years from September 17, 2008.

(4)	All of Mr. Royo’s unvested equity awards immediately vested upon his passing on May 18, 2010.

Option Exercises and Stock Vested

No options to purchase shares of our common stock were exercised by our named executive officers during the year ended December 31, 2010. The following table sets forth information regarding the vesting of restricted stock held by our named executive officers, in each case, during the year ended December 31, 2010.

	Stock Awards
	Number of Shares	Value
	Acquired on Vesting	Realized on
Name	(#)(1)	Vesting ($)

William R. Fitzgerald
Series A	28,599	$845,036

William E. Niles
Series A	1,773	$52,393

John A. Orr
Series A	8,635	$255,134

George C. Platisa
Series A	1,773	$52,393

Jose A. Royo
Series A	3,546	$102,072

(1)	Includes shares withheld in payment of withholding taxes at election of holder.

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements of our named executive officers, as in effect on December 31, 2010, and each of our incentive plans provides for rights upon certain termination events, with adjustments to be made to the amounts payable if the termination occurs concurrently with or following a change of control of our company or our former subsidiary, AMG. Mr. Royo, our former Chief Operating Officer and the Chief Executive Officer of AMG, passed away on May 18, 2010; accordingly, his actual death benefits have been included in the table and his arrangements have otherwise been omitted from the following discussion.

Change of Control

Under each of the employment agreements of Messrs. Fitzgerald and Orr, a change of control of our company would be deemed to have occurred if any of the following occurs:

(i) any person or group (other than Mr. Malone and certain affiliates, each of whom we refer to as an Ascent Permitted Holder) acquires, together with stock already held by such person or group, more than 50% of the total fair market value or more than 50% of the total voting power of the stock of our company;

(ii) any person or group (other than an Ascent Permitted Holder) acquires, in a single transaction or in multiple transactions during a 12-month period, assets of our company having a gross fair market value of 40% or more of the total gross fair market value of all of our company’s assets immediately prior to such acquisition or acquisitions;

(iii) any person or group (other than an Ascent Permitted Holder) acquires, in a single transaction or in multiple transactions during a 12-month period, 30% or more of the total voting power of the stock of our company; or

(iv) a majority of our company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board of directors before the date of appointment or election.

Under each of the employment agreements of Messrs. Niles and Platisa, a change of control of AMG would be deemed to have occurred if any person or group (other than one or more of a parent entity of AMG, Mr. Malone and certain affiliates of each, each of whom we refer to as an AMG Permitted Holder):

(i) acquires, directly or indirectly, all or substantially all of the assets of AMG; or

(ii) becomes the beneficial owner of more than 50% of the aggregate voting power of AMG’s outstanding voting securities, and such person or group beneficially owns a greater percentage of such aggregate voting power than owned in the aggregate by the AMG Permitted Holders, subject to certain exceptions.

With regard to the employment agreements of Messrs. Niles and Platisa, these provisions were triggered on December 31, 2010 upon our sale of AMG. For information about the effect of this change in control on the amounts payable upon termination, see “— Termination Without Cause” and “— Benefits Payable Upon Termination or Change in Control” below.

Termination for Cause

If our company terminated any of Messrs. Fitzgerald, Niles, Orr or Platisa for “Cause,” we would have no further liability or obligations under the applicable agreement to such named executive officer other than accrued but unpaid base salary, vacation days and expenses. “Cause” is generally defined to include: breaches of material obligations under the applicable employment agreement; continued failure to perform the applicable named executive officer’s duties; material violations of company policies or applicable laws and regulations; fraud, dishonesty or misrepresentation; gross negligence in the performance of duties; conviction of a felony or crime of moral turpitude; and other misconduct that is materially injurious to our financial condition or business reputation.

Termination Without Cause

If our company terminated the employment of Mr. Fitzgerald or Orr without cause, our company would become obligated to pay the applicable named executive officer:

(i) accrued but unpaid base salary and vacation time;

(ii) a severance payment equal to:

•	if termination occurs prior to a change of control, as defined in the employment agreement, the product of 2 (in the case of Mr. Fitzgerald) or 1 (in the case of Mr. Orr) times the sum of (A) the named executive officer’s base salary (B) plus the named executive officer’s minimum target bonus (equal to 75%, in the case of Mr. Fitzgerald, or 50%, in the case of Mr. Orr, of the named executive officer’s base salary); or

•	if termination occurs concurrently with or following such a change of control, the product of 2.5 (in the case of Mr. Fitzgerald) or 1.5 (in the case of Mr. Orr) times the sum of (A) the named executive officer’s base salary (B) plus the named executive officer’s minimum target bonus (equal to 75%, in the case of Mr. Fitzgerald, or 50%, in the case of Mr. Orr, of the named executive officer’s base salary);

(iii) accrued but unpaid bonus for the calendar year prior to the year in which the termination occurs; and

(iv) incurred but unpaid expenses.

If our company terminated the employment of Mr. Niles or Mr. Platisa, without cause, we would become obligated to pay the applicable named executive officer:

(i) accrued but unpaid base salary and vacation time;

(ii) a severance payment equal to:

•	if termination occurs prior to a change of control, as defined in the employment agreement, the named executive officer’s base salary times 2.0; or

•	if termination occurs concurrently with or following such a change of control, the product of 2.5 times the sum of (A) the named executive officer’s base salary and (B) an amount equal to the named executive officer’s average bonus award under the MIP for the preceding two years (or, if greater, 60% of the named executive officer’s target award under the MIP for the year of termination), in each case calculated as a percentage of base salary and applied to the named executive officer’s then current base salary;

(iii) in lieu of any award payable under the MIP with respect to the applicable year of termination:

•	if termination occurs prior to a change of control, as defined in the employment agreement, and (i) on a date that is on or prior to June 30 of the calendar year in which the termination occurs, an amount equal to the product of the named executive officer’s base salary for the year of termination multiplied by the named executive officer’s average bonus award under the MIP for the preceding two years, calculated as a percentage of base salary and applied to the named executive officer’s then current base salary (or, if greater, 60% of the named executive officer’s target award under the MIP for the year of termination), in each case calculated as a percentage of base salary, or (ii) on a date that is after June 30 of such calendar year, the greater of the amount determined in item (i) above or an amount equal to the named executive officer’s actual bonus award under the MIP for the applicable year, in each case prorated to the date of termination; or

•	if termination occurs concurrently with or following such change of control, an amount equal to the named executive officer’s average bonus award under the MIP for the preceding two years (or, if greater, 60% of the named executive officer’s target award under the MIP for the year of termination), in each case calculated as a percentage of base salary and applied to the named executive officer’s then current base salary, prorated to the date of termination; and

(iv) incurred but unpaid expenses.

Termination with Good Reason

Subject to certain notice provisions and our rights with respect to a cure period or a renegotiation period, as applicable, each of our named executive officers may terminate his employment for “Good Reason” and receive the same payments as if such named executive officer’s employment was terminated without Cause. “Good Reason” is defined in each employment agreement to include:

•	in the case of Mr. Fitzgerald, a material reduction in base salary, a material reduction in Mr. Fitzgerald’s responsibilities with our company, a material change in the office or location at which Mr. Fitzgerald is required to perform services and a material breach by our company of any provision in the Fitzgerald Employment Agreement;

•	in the case of Mr. Orr, a material reduction in base salary and a material breach by our company of any provision of the Orr Employment Agreement; and

•	in the case of Messrs. Niles and Platisa, a reduction in base salary, a breach of any material term of the applicable employment agreement, the relocation of the applicable named executive officer’s principal place of employment by more than 35 miles and the failure of the parties to negotiate a new, mutually acceptable employment agreement following a change of control.

Death or Disability

In the event any of our named executive officers dies or becomes disabled during such named executive officer’s term of employment, we become obligated to pay such named executive officer (or his legal representative, as applicable):

(i) any accrued but unpaid base salary and vacation time;

(ii) incurred but unpaid expenses;

(iii) in the case of Mr. Fitzgerald, a lump sum amount equal to Mr. Fitzgerald’s annual base salary in effect on the date of termination multiplied by 2 (except if Mr. Fitzgerald is covered by our company’s basic life insurance group benefit plan, the lump sum will be reduced to an amount equal to Mr. Fitzgerald’s annual base salary in effect on the date of termination); and

(iv) in the case of Mr. Niles or Platisa, a lump sum amount equal to such officer’s monthly base salary in effect on the date of termination for the lesser of six months or the remainder of the term of the employment agreement.

Pursuant to his agreement, Mr. Royo’s legal representatives received an amount equal to the present value of the payments of base salary Mr. Royo would have received during the 24-month period following his death, calculated by applying a 6% annual rate of interest without compounding.

Non-Renewal

Each of the employment agreements of Messrs. Fitzgerald, Niles and Platisa provides that, if a new employment agreement is not executed to continue the applicable named executive officer’s employment beyond the term of the employment agreement, such named executive officer will be deemed terminated without Cause (except that if such named executive officer does not accept an offered employment agreement on terms at least as favorable as the employment agreement then in effect, such named executive officer shall be entitled to 1.0 times base salary, rather than 2.0 times base salary, as a severance payment).

LTIP

The LTIP provided that, in the event of a change of control of AMG, with respect to each PAR granted to a grantee that was an employee of AMG or one of its subsidiaries on the date of such change of control:

•	the grantee will become 100% vested in such grantee’s PARs as of the date of such change of control; and

•	the grantee will be deemed to have exercised such grantee’s PARs as of the date of such change of control, with the applicable PAR Value to be determined by the LTIP committee in good faith based on the fair market value of the net proceeds received in connection with the change of control.

Under the LTIP, a “change in control” is deemed to have occurred upon a change in ownership of AMG or a change in ownership in a substantial portion of AMG’s assets. A change in ownership is deemed to have occurred if any person acquires ownership of the equity of AMG that constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the equity of AMG. A change in control occurred under the LTIP on December 31, 2010 in connection with our sale of AMG.

Incentive Plan

Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the incentive plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, any vesting or early termination, upon a holder’s termination of employment with our company, of any unvested options, SARs, stock units or restricted shares, and the period following any such termination during which any vested options, SARs and stock units must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the incentive plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder’s service for “cause” (as defined in the incentive plan) will result in the immediate termination of all options, SARs and stock units and the forfeiture of all rights to any restricted shares retained distributions, unpaid dividend equivalents and related cash amounts held by such terminated holder. If a holder’s service terminates due to death or disability, options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise.

Benefits Payable Upon Termination or Change in Control

Other than with respect to Mr. Royo, the following table sets forth benefits that would have been payable to each named executive officer if the employment of such named executive officer had been terminated on December 31, 2010, assumes that all salary, bonus and expense reimbursement amounts due on or before December 31, 2010 had been paid in full as of such date and includes amounts payable pursuant to the LTIP July 2010 Grants (all other PARs granted pursuant to the LTIP had a PAR Value of zero on such date).

			Termination	Termination
			Without Cause or	Without Cause or
			for Good Reason	for Good Reason
	Voluntary	Termination	(After a Change in	(Without a Change
Name	Termination	for Cause	Control)	in Control)	Death	Disability

William R. Fitzgerald
Severance	—	—	$1,863,750	$1,491,000	$852,000	$852,000
Restricted Stock	—	—	$1,555,051	—	$1,555,051	$1,555,051
Options	$2,647,200	—	$5,882,650	$2,647,200	$5,882,650	$5,882,650

Total	$2,647,200	—	$9,301,451	$4,138,200	$8,289,701	$8,289,701

William E. Niles
Severance	—	—	$1,595,750	$982,000	$245,500	$245,500
Restricted Stock	—	—	—	—	—	—
Options	$165,311	—	$377,839	$165,311	$377,839	$377,839
LTIP(1)	$112,041	—	$112,041	$112,041	$112,041	$112,041

Total	$277,352	—	$2,085,630	$1,259,352	$735,380	$735,380

John A. Orr
Severance	—	—	$776,250	$517,500	—	—
Restricted Stock	—	—	$585,780	—	$585,780	$585,780
Options	$855,036	—	$1,900,064	$855,036	$1,900,064	$1,900,064

Total	$855,036	—	$3,262,094	$1,372,536	$2,485,844	$2,485,844

George C. Platisa
Severance	—	—	$1,595,750	$982,000	$245,500	$245,500
Restricted Stock	—	—	—	—	—	—
Options	$165,311	—	$377,839	$165,311	$377,839	$377,839
LTIP(1)	$112,041	—	$112,041	$112,041	$112,041	$112,041

Total	$277,352	—	$2,085,630	$1,259,352	$735,380	$735,380

Jose A. Royo(2)
Severance	—	—	—	—	$1,133,784	—
Restricted Stock	—	—	—	—	$75,192
Options	—	—	—	—	$566,758	—
AH Distribution(3)	—	—	—	—	$51,566	—

Total	—	—	—	—	$1,827,300	—

(1)	Represents the aggregate PAR Value, as of December 31, 2011 (equal to 9,000 PARs multiplied by the per PAR Value of $12.46), payable to each specified named executive officer as a result of the change in control that occurred under the LTIP on that date.

(2)	Mr. Royo passed away on May 18, 2010. Accordingly, his actual benefits paid in connection with his death are reported herein.

(3)	Represents the remaining AH Distributions payable to Mr. Royo upon his death.

Compensation of Directors

Our directors who are also employees of our company receive no additional compensation for their services as directors. Each of our non-employee directors receives compensation for services as a director and, as applicable, for services as a member of any Board committee, as described below. All of our directors are reimbursed for travel expenses relating to the attendance of our Board or committee meetings.

Compensation Policy.  Each of our non-employee directors is paid an annual cash retainer fee of $55,000, payable quarterly in arrears. In addition, each non-employee director receives an annual restricted stock award with a grant date value of $75,000, vesting quarterly over a two-year period. For service on each of our audit committee, compensation committee and nominating and corporate governance committee, each member receives an annual restricted stock award with a grant date value of $5,000 per committee, other than the chairman of each such committee who instead receives an annual restricted stock award with a grant date value of $15,000 per committee chaired. Any non-employee director serving in the role of chairman of our executive committee receives an annual restricted stock award with a grant date value of $15,000. All such restricted stock awards are made under our director plan (as described below). Restricted stock awards with respect to 2010 service on our board of directors were granted on March 15, 2011, on the terms described above and with the first tranche deemed vested on March 15, 2011.

Director Plan.  The Ascent Media Corporation 2008 Non-employee Director Incentive Plan (which we refer to as the director plan) is administered by our entire board of directors. Our Board has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The director plan is designed to provide our non-employee directors with additional remuneration for services rendered, to encourage their investment in our common stock (thereby increasing their proprietary interest in our business and increasing their personal interest in the continued success and progress of our company) and to aid in attracting persons of exceptional ability to become non-employee directors of our company. Our Board may grant non-qualified stock options, SARs, restricted shares, stock units and cash awards or any combination of the foregoing under the director plan (which we refer to, collectively, as director awards).

The maximum number of shares of our common stock with respect to which director awards may be issued under the director plan is 500,000, subject to anti-dilution and other adjustment provisions of the director plan. Shares of our common stock issuable pursuant to director awards are made available from either authorized but unissued shares or shares that have been issued but reacquired by us (including shares purchased in the open market).

Director Compensation Table

The following table sets forth compensation paid to our non-employee directors for services to our company during the year ended December 31, 2010. Because the equity awards with respect to services rendered in 2010 were not granted until March 2011, the table does not include the grant date fair value of these awards. The grant date fair value of these awards and the number of restricted shares so granted in March 2011 is included, for informational purposes, in footnote (2) below.

	Fees Earned or	Stock Awards
Name	Paid in Cash ($)	($)(1)(2)	Total ($)

Philip J. Holthouse	$55,000	—	$55,000
Brian C. Mulligan	$55,000	—	$55,000
Michael J. Pohl	$55,000	—	$55,000
Carl E. Vogel	$55,000	—	$55,000

(1)	As of December 31, 2010, our non-employee directors held the following stock incentive awards:

	Philip J. Holthouse	Brian C. Mulligan	Michael J. Pohl	Carl E. Vogel

Options
Series A	11,030	11,030	11,030	—
Restricted Stock
Series A	2,016	2,016	2,016	1,915

(2)	Our non-employee directors received the following awards on March 15, 2011 in recognition of services rendered to our Board during 2010:

	Philip J. Holthouse	Brian C. Mulligan	Michael J. Pohl	Carl E. Vogel

Grant Date Fair Value	$100,000	$100,000	$100,000	$95,000
Restricted Series A Shares	2,321	2,321	2,321	2,205

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2010, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

			Number of
			Securities
			Remaining
	Number of		Available for Future
	Securities to be		Issuance Under
	Issued Upon	Weighted-Average	Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in First Column)

Equity compensation plans approved by security holders:
Ascent Media Corporation 2008 Incentive Plan:			1,278,518	(1)
Series A common stock	595,239	$22.77
Series B common stock	—	—
Ascent Media Corporation 2008 Non-Employee Director Incentive Plan:			447,549	(1)
Series A common stock	33,090	$21.81
Series B common stock	—	—
Equity compensation plans not approved by security holders — None:	—	—	—

Total:	628,329		1,726,067	(1)
Series A common stock	628,329
Series B common stock	—

(1)	Each plan permits grants of, or with respect to, shares of our Series A common stock or Series B common stock subject to a single aggregate limit.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

We adopted a code of ethics and corporate governance guidelines to govern the review and approval of related party transactions. Under our code of ethics, any transaction which may involve an actual or potential conflict of interest and is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, and must be approved by the audit committee or another independent body of our board of directors designated by our Board. Under our corporate governance guidelines, if a director has an actual or potential conflict of interest, the director must promptly inform our Chief Executive Officer and the chair of our audit committee. All directors must recuse themselves from any discussion or decision that involves or affects their personal, business or professional interests. In addition, an independent committee of our Board, designated by our Board, will resolve any conflict of interest issue involving a director, our Chief Executive Officer or any other executive officer. No related party transaction (as defined by Item 404(a) of Regulation S-K promulgated by the SEC) may be effected without the approval of such independent committee.

Transactions with Related Persons

Services Agreement with Liberty Media

Pursuant to the services agreement between Liberty Media and DHC, which was assumed by our company in connection with our spin-off from DHC in September 2008, Liberty Media agreed to provide certain general and administrative services including legal, tax, accounting, treasury and investor relations support, as and to the extent requested by us. We agreed to reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Media in providing these services and for our allocable portion of costs associated with any shared services or personnel. The services agreement provides for Liberty Media and our company to review cost allocations every six months and adjust such charges, if appropriate. John C. Malone, a director of our company, is the Chairman of the board of directors of Liberty Media and beneficially owns Liberty Media common stock representing approximately 35.6% of Liberty Media’s aggregate voting power as of December 31, 2010. In 2010, we reimbursed Liberty Media approximately $222,000 for (i) certain general and administrative services provided by Liberty Media and (ii) certain benefits made available to Mr. Fitzgerald, the Chairman of our Board and Chief Executive Officer, each pursuant to the services agreement. See “Executive Compensation — Employment Agreements — Effect on Prior Arrangements.”

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2011 which will take place on July 11, 2011. We currently expect that our annual meeting of stockholders for the calendar year 2012 will be held during May or June of 2012. In order to be eligible for inclusion in the proxy materials for the 2012 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, on or before the close of business on January 3, 2012 unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2012 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on May 12, 2012 or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at http://www.ascentmediacorporation.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Ascent Media Corporation, 12300 Liberty Blvd., Englewood, Colorado 80112, telephone: (720) 875-5622, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).